Exhibit (a)(1)(i)

OFFER TO PURCHASE

AGILYSYS, INC.

Offer to Purchase for Cash
Up to 6,000,000 of its Common Shares
(including the Associated Common Share Purchase Rights)
at a Purchase Price Not Greater Than $18.50
nor Less Than $16.25 Per Common Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 19, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

Agilysys, Inc., an Ohio corporation (the “Company,” “we, “ or “us”), is offering to purchase up to 6,000,000 of its common shares, without par value (the “Shares”), at a price not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”).

On the terms and subject to the conditions of the Tender Offer, we will determine a single per Share price, not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of Shares so tendered and the prices specified by tendering shareholders. After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not properly withdrawn. We will then select the lowest purchase price (in multiples of $0.25 above $16.25) within the price range specified above that will allow us to buy 6,000,000 Shares. If fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the Shares that are properly tendered and not properly withdrawn. All Shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. If more than 6,000,000 Shares are tendered and not properly withdrawn, then we will purchase all Shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 Shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). If more than 6,000,000 Shares are tendered at or below the purchase price, we may elect to purchase up to an additional 2% of our outstanding Shares in the Tender Offer without having to amend or extend the expiration date.

We will purchase only Shares properly tendered and not properly withdrawn at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the purchase price if more than the number of Shares we seek are properly tendered and not properly withdrawn. We will return Shares tendered at prices in excess of the purchase price that we determine and Shares that we do not purchase because of proration or conditional tenders to the tendering shareholders at our expense promptly after the Tender Offer expires. See Section 3.

Unless the context requires otherwise, all references to “Shares” shall include all the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of April 27, 1999, by and between the Company and National City Bank. All Shares tendered and purchased will include such associated common share purchase rights.

The Tender Offer is not conditioned upon any minimum number of Shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

The Shares are listed and traded on the National Association of Securities Dealers Automated Quotations system (“NASDAQ”) under the symbol “AGYS”. On August 20, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the Shares on NASDAQ was $15.63 per Share.

We urge you to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Questions and requests for assistance may be directed to Georgeson Inc. (the “Information Agent”), or to J.P. Morgan Securities Inc. (the “Dealer Manager” or “JPMorgan”), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Tender Offer is:

Offer to Purchase, dated August 21, 2007

IMPORTANT

Our Board of Directors has approved the Tender Offer. However, none of our management, our Board of Directors, the Dealer Manager, Depositary or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which shareholders may choose to tender their Shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal including our reasons for making this Tender Offer. All of our executive officers and directors have advised us that they do not intend to tender any of their Shares in the Tender Offer.

If you want to tender all or part of your Shares, you must do one of the following before the Tender Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to National City Bank, the depositary for the Tender Offer (the “Depositary”), at one of its addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested options and tender any of the Shares issued upon exercise; or

•	if you are a participant in The Retirement Plan of Agilysys, Inc. (the “Plan”) and you wish to tender any of your Shares held in such Plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Plan enclosed with this Offer to Purchase.

If you want to tender your Shares but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your Shares will be deemed to be tendered at the minimum price of $16.25 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Tender Offer and could result in your Shares being purchased at the minimum price of $16.25 per Share. On August 20, 2007, the last full trading day prior to the commencement of the Tender Offer, the closing market price on NASDAQ was $15.63.

We are not making the Tender Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to shareholders in any such jurisdiction.

If you have any questions regarding the Tender Offer, please contact Georgeson Inc., the Information Agent for the Tender Offer, at (866) 909-6471 (toll free) or (212) 440-9800 (collect), or JPMorgan, the Dealer Manager for the Tender Offer, at (877) 371-5947 (toll free) or (212) 622-2922 (collect).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may

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choose to tender your Shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our,” or “us.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

•	Agilysys, Inc. or the Company.

What is the Company offering to Purchase?

•	We are offering to purchase up to 6,000,000 common shares, without par value, including all the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of April 27, 1999, by and between the Company and National City Bank.

What will be the purchase price for the Shares and what will be the form of payment?

•	We are conducting the Tender Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The lowest price that may be specified is $16.25. The prices that may be specified increase in increments of $0.25 up to $18.50, the highest price that may be specified.

The price range for the Tender Offer is $16.25 to $18.50 per Share. After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not properly withdrawn. We will then select the lowest purchase price that will allow us to buy 6,000,000 Shares. On August 20, 2007, the last full trading day prior to the commencement of the Tender Offer, the closing market price on NASDAQ was $15.63. If fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the Shares that are properly tendered and not properly withdrawn.

All Shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your Shares will be deemed to be tendered at the minimum price of $16.25 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Tender Offer and could result in your Shares being purchased at the minimum price of $18.50 per Share.

If your Shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

What are the “associated common share purchase rights”?

•	Each time we issue a Share, we issue to the holder of such Share one stock purchase right pursuant to the Rights Agreement, dated as of April 27, 1999, by and between the Company and National City Bank, which is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO (“Schedule TO”). These associated common share purchase rights are not represented by separate certificates. Instead, they are evidenced by the certificates for the Shares and they automatically trade with the associated Shares. Unless the context requires otherwise in this Offer to Purchase and the Letter of Transmittal, all references to Shares include the associated common share purchase rights, and a tender of Shares will include a tender of the associated common share purchase rights.

How many Shares is the Company offering to purchase in the Tender Offer?

•	We are offering to purchase up to 6,000,000 Shares. The 6,000,000 Shares represent approximately 19.1% of our issued and outstanding Shares as of August 15, 2007. See Section 1. If fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, we will purchase all Shares that are properly tendered and not properly withdrawn. If more than 6,000,000 Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 Shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). If more than 6,000,000 Shares are tendered at or below the purchase price, we may elect to purchase up to an additional 2% of our outstanding Shares in the Tender Offer without having to amend or extend the expiration date. See Sections 1 and 15.

The Tender Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Sections 1 and 7.

How will the Company pay for the Shares?

•	Assuming that the maximum of 6,000,000 Shares are tendered in the Tender Offer at the maximum purchase price of $18.50 per Share, the aggregate purchase price will be approximately $111 million. We anticipate that we will pay for the Shares tendered in the Tender Offer, as well as paying related fees and expenses, using funds received from the sale of our KeyLink Systems Group distribution business (the “KeyLink Systems Business”). The sale of the KeyLink Systems Business resulted in net proceeds to the Company of approximately $350 million after taxes and expenses. See Section 9.

How long do I have to tender my Shares; can the Tender Offer be extended, amended or terminated?

•	You may tender your Shares until the Tender Offer expires. The Tender Offer will expire at 5:00 p.m., Eastern Time, on September 19, 2007, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

You will have an earlier deadline of three business days prior to the Expiration Date if you wish to tender Shares held in The Retirement Plan of Agilysys, Inc. See the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent separately to each Plan participant. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend the Tender Offer in our sole discretion in any respect, subject to applicable law, including a decrease or increase in the consideration offered or a decrease or increase in the number of Shares sought in the Tender Offer. In addition, we may, in our sole discretion and subject to applicable law, terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

Prior to the expiration of the Tender Offer, we may file amendments to certain Form 8-Ks that we previously filed with the SEC. If we file those amendments, we will file amendments to our Issuer Offer Statement on Schedule TO to incorporate those amendments by reference into this Offer to Purchase. See “Recent Developments” in Section 10 of this Offer to Purchase.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

•	If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

•	In determining to proceed with the Tender Offer, our Board of Directors and management evaluated our free cash flow, financial position and dividend policy, and the current market conditions and market price of our Shares, as well as our operations, strategies and expectations for the future. Our Board of Directors and management also reviewed alternative uses of the cash flow generated by the sale of the KeyLink Systems Business. As previously disclosed in connection with the divestiture of the KeyLink Systems Business, the Tender Offer is part of our commitment to increase financial flexibility and create value for shareholders and provides us with a tax-efficient mechanism to quickly distribute to our shareholders a significant portion of the proceeds from the sale of the KeyLink Systems Business. Upon our Board of Directors’ re-evaluation of the use of the funds from the KeyLink Systems Business, we believe that the Tender Offer is a prudent use of our financial resources, given our business profile, our assets and recent market conditions and market prices for our Shares. See Section 2.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Tender Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

In connection with the Board’s re-evaluation and approval of the Tender Offer, the Board also authorized the Company to repurchase in the open market up to an additional 2,000,000 Shares at a price per Share at or below the upper price limit of the Tender Offer ($18.50) during the one-year period beginning after the Expiration Time, provided that the aggregate purchase price of Shares purchased by the Company in the Tender Offer and open market repurchase shall not exceed $150 million. The Board determined that authorization of the open market repurchase program affords the Company additional flexibility to return cash to shareholders and is in the best interest of the Company and our shareholders. The timing of share repurchases and the number of shares to be repurchased will be at the discretion of the Company’s management and will depend upon prevailing market conditions and other factors. Notwithstanding the foregoing, due to Securities and Exchange Commission rules, the commencement, if any, of the open market repurchase program may not begin until at least 10 days after the expiration of the Tender Offer. The Company may terminate or limit the repurchase program at any time. Due to certain financial covenants contained in the Company’s Credit Agreement and Amended Credit Agreement (both as defined in Section 2) which would likely limit the Company’s ability to repurchase the full 2,000,000 Shares authorized under the repurchase program, the Company is seeking amendments to the Credit Agreement and Amended Credit Agreement in order to eliminate such limitations. See Section 2.

What are the significant conditions to the Tender Offer?

•	Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied, or waived by us, prior to the Expiration Time, including, but not limited to:

•	no legal action shall have been instituted, threatened, or been pending that challenges the Tender Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares or could be reasonably expected to materially adversely effect our business, financial condition, results of operations or prospects or value of our Shares;

•	no general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

•	no changes shall have occurred in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or financial condition, results of operations, or prospects or value of our Shares, or otherwise materially financially impair the contemplated future conduct of our business or adversely affect the trading in the Shares;

•	no commencement of a war, armed hostilities or other similar national or international calamity, including but not limited to acts of terrorism, directly or indirectly involving the United States shall have occurred on or after August 21, 2007 nor shall any material escalation of any war or armed hostilities which had commenced prior to August 21, 2007 have occurred;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index (“S&P 500”) shall have occurred since the close of trading on August 20, 2007;

•	no tender or exchange offer (other than this Tender Offer), merger, business combination or other similar transaction with or involving us or any subsidiary, shall have commenced or have been proposed, announced or made by any person or have been publicly disclosed other than transactions approved by our Board of Directors;

•	no person (including a group) shall have acquired or publicly announced its proposal to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) and no new group shall have been formed that beneficially owns more than 5% of our outstanding shares on or before August 20, 2007);

•	no person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors;

•	no person (including a group) that has publicly disclosed in a filing with the SEC on or before August 20, 2007 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% of the outstanding Shares;

•	no change in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, shall have occurred that has or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole; and

•	we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by less than 300 persons or (2) will be delisted from NASDAQ or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Tender Offer also is subject to other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

•	Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition to our obligation to purchase Shares pursuant to the Tender Offer that such purchase not cause the Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from NASDAQ or be eligible for deregistration.

How do I tender my Shares?

•	If you want to tender all or part of your Shares, you must do one of the following before 5:00 p.m., Eastern Time, on September 19, 2007, or any later time and date to which the Tender Offer may be extended, or earlier as described below as required for participants in The Retirement Plan of Agilysys, Inc. or as your broker or other nominee may require:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in the Tender Offer, you must tender your Shares according to the procedure for book entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested options and tender any of the Shares issued upon exercise; or

•	if you are a participant in The Retirement Plan of Agilysys, Inc. and you wish to tender any of your Shares held in the Plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Plan enclosed with this Offer to Purchase.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options and vested stock awards participate in the Tender Offer?

•	If you hold vested but unexercised options to purchase Shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the Shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer. See Section 3. If your stock awards have vested you should follow the above instructions applicable to Shares held by a broker or Shares held in your own name, as applicable to you. Therefore such Holders of unvested stock awards or other restricted equity interests may not tender Shares or Shares represented by such interests unless they are fully vested. Holders of vested and unexercised options who wish to exercise vested options and tender Shares issued upon such exercise in the Tender Offer should allow for appropriate time for processing of such exercise in accordance with the terms and conditions of the applicable stock option plan prior to the expiration of the Tender Offer.

How do participants in The Retirement Plan of Agilysys, Inc. participate in the Tender Offer?

•	Participants in The Retirement Plan of Agilysys, Inc. may not use the Letter of Transmittal to direct the tender of their Shares in the Plan, but instead must follow the separate instructions related to those Shares in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent to participants in the Plan along with this Offer to Purchase. If you are a participant in the Plan and wish to have the trustee tender some or all Shares held in the Plan, you must complete, execute, and return the separate direction form included in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” at least three business days prior to the Expiration Time. See Section 3.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between the Company and the trustee of The Retirement Plan of Agilysys, Inc. prohibit the sale of Shares to the Company for less than adequate consideration, generally the price of the security prevailing on NASDAQ, which may prohibit the trustee from following participant directions to tender Shares to the Company at certain prices within the offered range.

May I tender only a portion of the Shares that I hold?

•	Yes. You do not have to tender all of the Shares you own to participate in the Tender Offer.

What happens if more than 6,000,000 Shares are tendered at or below the purchase price?

•	If more than 6,000,000 Shares (or such greater number of Shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase Shares as follows:

•	first, all “odd lots” of less than 100 Shares from holders who properly tender all of their Shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time;

•	second, from all other shareholders who properly tender Shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered Shares at or below the purchase price determined in the Tender Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the purchase price. See Section 1 and for additional information on conditional purchases, see Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

•	If you own beneficially or of record fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the purchase price and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Shares in the Tender Offer, can I withdraw my tender?

•	Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., Eastern Time, on September 19, 2007, unless we extend the Tender Offer, in which case you can withdraw your Shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 5:00 p.m., Eastern Time, on September 19, 2007. See Section 4.

How do I withdraw Shares I previously tendered?

•	To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares.

Participants in The Retirement Plan of Agilysys, Inc. who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent separately to each Plan participant. See Section 4.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

•	Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which your Shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Do the directors and executive officers of the Company intend to tender their Shares in the Tender Offer?

•	Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Tender Offer (including Shares they are deemed to beneficially own). Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, after the expiration of the Tender Offer, our directors and executive officers may, in compliance with stock ownership guidelines, our insider-trading policy and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 11.

If I decide not to tender, how will the Tender Offer affect my Shares?

•	Shareholders who choose not to tender their Shares will own a greater percentage interest in our outstanding Shares following consummation of the Tender Offer. See Section 2.

What is the recent market price of my Shares?

•	On August 20, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the Shares on NASDAQ was $15.63 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender your Shares. See Section 8.

When will the Company pay for the Shares I tender?

•	We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the Shares we purchase promptly after the expiration of the Tender Offer. If we are required to prorate Shares purchased in the Tender Offer, the announcement of the final results of such proration and the commencement of paying for tendered Shares may take up to seven business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my Shares?

•	If you are the record owner of your Shares and your Shares are tendered directly to the Depositary, or hold your Shares through The Retirement Plan of Agilysys, Inc., you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my Shares?

•	Generally, you will be subject to U.S. federal income taxation (including any applicable withholding) when you receive cash from us in exchange for the Shares you tender in the Tender Offer. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Special tax consequences may apply with respect to Shares tendered through The Retirement Plan of Agilysys, Inc. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 14.

Will I have to pay stock transfer tax if I tender my Shares?

•	We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Will I receive the second quarter dividend on the Shares that I tender?

•	The Company declared its second quarter dividend in the amount of $0.03 per Share payable to shareholders of record as of October 12, 2007 (“record date”), which is expected to be paid on November 1, 2007. Because the record date for the second quarter dividend is a date after the Expiration Date, you will not receive the second quarter dividend on the Shares purchased by the Company. However, in the event that the Expiration Date is extended beyond the record date for the second quarter dividend, you would receive the second quarter dividend on the Shares purchased by the Company. See Section 8, “Price Range of Shares.”

Whom can I talk to if I have questions?

•	If you have any questions regarding the Tender Offer, please contact Georgeson Inc., the Information Agent for the Tender Offer, at (866) 909-6471 (toll free) or (212) 440-9800 (collect), or JPMorgan, the Dealer Manager for the Tender Offer, at (877) 371-5947 (toll free) or (212) 622-2922 (collect). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. Participants in The Retirement Plan of Agilysys, Inc. who have questions relating to the Plan should contact the relevant party set forth in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent separately to each Plan participant.

What is the accounting treatment of the Tender Offer?

•	The accounting for the Company’s purchase of Shares in the Tender Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees related to the Tender Offer and a corresponding reduction in cash and cash equivalents on our balance sheet.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “predict,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “potential,” “strategy,” “plan,” “may,” “will,” “would,” “could,” “will be,” “will continue,” “will likely result” “outlook,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from those stated or implied.

In light of the risks, uncertainties and assumptions, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Risks and uncertainties include, but are not limited to:

•	identification of, and competition for, growth and expansion opportunities;

•	the Company’s dependence solely on the IT market;

•	softening in the computer network and platform market;

•	rapidly changing technology and inventory obsolescence;

•	dependence on key suppliers and supplier programs;

•	instability in world financial markets and geographic factors;

•	downward pressure on gross margins;

•	new product introductions, cash distribution policies, other divestitures and acquisitions, and development of intellectual assets;

•	the mergers between the Company and Visual One Systems, Stack Computer, InfoGenesis, Inc. (“InfoGenesis”) and Innovative Systems Design, Inc. (“Innovativ”) may involve unexpected integration costs and the expected benefits of the mergers between the Company and such companies may not be achieved;

•	political risks;

•	the strength of the economic or industry conditions in general or in the markets served by the Company, including changes in consumer purchasing power and spending patterns;

•	the Company’s ability to appropriately integrate acquisitions, strategic alliances or joint ventures;

•	unpredictable or unknown factors could also increase risks associated with the future results, performance or achievements of the Company; and

•	the ability to meet contractual obligations based on the impact of previously described factors and uneven patterns of quarterly sales.

Please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 10. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Shares:

We invite our shareholders to tender Shares for purchase by the Company. Upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 6,000,000 Shares at a price not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “Shares” shall refer to all the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of April 27, 1999, by and between the Company and National City Bank. All Shares tendered and purchased will include such associated common share purchase rights.

The Tender Offer will expire at 5:00 p.m., Eastern Time, on September 19, 2007, unless extended as described in Section 15.

After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy 6,000,000 Shares. If fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the Shares that are properly tendered and not properly withdrawn. All Shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

We will purchase only Shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered, even if shareholders tendered at or below the purchase price, if more than the number of Shares we seek are properly tendered and not properly withdrawn. We will return Shares tendered at prices in excess of the purchase price that we determine and Shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1. If more than 6,000,000 Shares are tendered at or below the purchase price, then we will purchase all Shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 Shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). If more than 6,000,000 Shares are tendered at or below the purchase price, we may elect to purchase up to an additional 2% of our outstanding Shares in the Tender Offer without having to amend or extend the expiration date.

Shareholders must complete the section of the Letter of Transmittal relating to the price or prices at which they are tendering Shares in order to properly tender Shares. See Section 3.

Tendering shareholders whose Shares are registered in their own names and who tender directly to National City Bank, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of Shares by us in the Tender Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Participants in The Retirement Plan of Agilysys, Inc. may not use the Letter of Transmittal to direct the tender of their Shares held in the Plan, but instead must follow the separate instructions related to those Shares. Participants in The Retirement Plan of Agilysys, Inc. may instruct Investors Bank & Trust Company, the trustee of the Plan and Massachusetts Mutual Financial Group, the record keeper of the Plan, as set forth in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” to tender some or all of the Shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Date, the shares attributable to such participant’s account will not be tendered. See Section 3.

In addition, holders of vested but unexercised options to purchase Shares outstanding under our Amended and Restated 1991 Stock Option Plan, our Amended 1995 Stock Option Plan for Outside Directors, Pioneer-Standard Electronics, Inc. 1999 Stock Option Plan for Outside Directors, Pioneer-Standard Electronics, Inc. 2000 Stock

Option Plan for Outside Directors, Amended and Restated Pioneer-Standard Electronics, Inc. 2000 Stock Incentive Plan and the Agilysys, Inc. 2006 Stock Incentive Plan (collectively, the “Stock Option Plans”) may exercise those options and tender some or all of the Shares issued upon such exercise. Holders of stock awards and other restricted equity interests may not tender Shares or Shares represented by such interests unless they are fully vested. An exercise of an option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer.

The Tender Offer is not conditioned upon any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

Our Board of Directors has approved the Tender Offer. However, none of our management, our Board of Directors, the Dealer Manager, Depositary or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which shareholders may choose to tender their Shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal including our reasons for making this Tender Offer.

Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Tender Offer. Accordingly, if we complete the Tender Offer the proportional holdings of our directors and executive officers will increase. However, after the expiration of the Tender Offer, our directors and executive officers may, in compliance with stock ownership guidelines, our insider-trading policy and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 11.

As of August 15, 2007 there were 31,437,014 Shares issued and outstanding. The 6,000,000 Shares that we are offering to purchase hereunder represent approximately 19.1% of the total number of issued and outstanding Shares as of August 15, 2007. The Shares are listed and traded on NASDAQ under the symbol “AGYS”. On August 20, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the Shares on NASDAQ was $15.63 per Share. We urge you to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Price; Priority of Purchase

General.  Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 6,000,000 Shares, or if fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., Eastern Time, on September 19, 2007, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, Shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots” as discussed below. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	make any change to the price range at which we are offering to purchase Shares in the Tender Offer;

•	increase the number of Shares being sought in the Tender Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares (approximately 628,740 Shares); or

•	decrease the number of Shares being sought in the Tender Offer; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 p.m., Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, Eastern Time.

The Tender Offer is not conditioned on any minimum number of Shares being tendered. The Tender Offer is, however, subject to satisfaction of certain other conditions. See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price or prices, not in excess of $18.50 nor less than $16.25 per Share, at which they are willing to sell their Shares to us in the Tender Offer. The lowest price that may be specified is $16.25. The prices that may be specified increase in increments of $0.25 up to $18.50, the highest price that may be specified. Alternatively, shareholders desiring to tender Shares can choose not to specify a price and, instead, elect to tender their Shares at the purchase price ultimately paid for Shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering shareholder receiving the minimum price of $16.25 per Share. See Section 8 for recent market prices for the Shares.

Promptly following the Expiration Time, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not properly withdrawn and will determine, at our sole discretion, the lowest purchase price within the price range specified above that will allow us to buy 6,000,000 Shares. If fewer than 6,000,000 Shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the Shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through PR Newswire or another comparable service.

All Shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only Shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered, even if shareholders tendered at or below the purchase price, if more than the number of Shares we seek to purchase are properly tendered and not properly withdrawn. We will return Shares tendered at prices in excess of the purchase price that we determine and Shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly after the Tender Offer expires. Shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions described below or otherwise, we purchase some but not all of the tendered Shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

If the number of Shares properly tendered at or below the purchase price determined in the Tender Offer, and not properly withdrawn prior to the Expiration Time, is less than or equal to 6,000,000 Shares, or such greater number of Shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all Shares so tendered at the purchase price we determine.

Priority of Purchases.  Upon the terms and subject to the conditions of the Tender Offer, if more than 6,000,000 Shares, or such greater number of Shares as we may elect to accept for payment, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all Shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Tender Offer (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this priority); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the purchase price determined in the Tender Offer on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

•	Third, if necessary to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect to accept for payment, subject to applicable law), Shares conditionally tendered at or below the purchase price determined in the Tender Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even though those Shares were tendered at prices at or below the purchase price we determine.

Odd Lots.  The term “odd lots” means all Shares properly tendered prior to the Expiration Time at prices at or below the purchase price determined in the Tender Offer and not properly withdrawn by any person (an “Odd Lot Holder”) who owns beneficially or of record fewer than 100 Shares in the aggregate and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Tender Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Tender Offer until up to seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder in the Tender Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer.  We believe that the Tender Offer will enhance shareholder value and is a prudent use of our financial resources, given our business profile, our assets, recent market conditions and recent market prices for our Shares. In determining whether or not to proceed with the Tender Offer, management and our Board of Directors evaluated our free cash flow, financial position, dividend policy, and the market price of our Shares, as well as our operations, strategy and expectations for the future.

The Board of Directors and management also reviewed and assessed alternative uses of the cash flow generated by the sale of the KeyLink Systems Business. The sale of the KeyLink Systems Business generated net proceeds of approximately $350 million after applicable taxes and expenses. See Section 9 for more information regarding the sale of the KeyLink Systems Business. Such alternatives included the following: (i) the return of cash to shareholders through a self-tender offer, or open market purchases, (ii) investment in the growth of the IT Solutions Business, both organically and through acquisition, and (iii) for general corporate purposes. At the time of the sale of the KeyLink Systems Business, our Board of Directors and management preliminarily approved a self-tender of up to 6,000,000 Shares for an amount up to $100,000,000. Based on the various factors described above and the current market price for our Shares and market conditions, our Board of Directors and management have re-evaluated and approved a self-tender offer of our Shares and have determined that, at this time, the Tender Offer is in the best interest of the Company and our shareholders. Specifically, the Board of Directors and management have determined that the Tender Offer will continue our commitment to increase financial flexibility and create value for shareholders. Furthermore, the Tender Offer provides a tax-efficient mechanism to quickly distribute to our shareholders a significant portion of the proceeds from the sale of the KeyLink Systems Business.

In connection with the Board’s re-evaluation and approval of the Tender Offer, the Board also authorized the Company to repurchase in the open market up to an additional 2,000,000 Shares at a price per Share at or below the upper price limit of the Tender Offer ($18.50) during the one-year period beginning after the Expiration Time, provided that the aggregate purchase price of Shares purchased by the Company in the Tender Offer and open market repurchase shall not exceed $150 million. The Board determined that authorization of the open market repurchase program affords the Company additional flexibility to return cash to shareholders and is in the best interest of the Company and our shareholders. The timing of share repurchases and the number of shares to be repurchased will be at the discretion of the Company’s management and will depend upon prevailing market conditions and other factors. Notwithstanding the foregoing, due to Securities and Exchange Commission rules, the commencement, if any, of the open market repurchase program may not begin until at least 10 days after the expiration of the Tender Offer. The Company may terminate or limit the repurchase program at any time. Due to certain financial covenants contained in the Company’s credit agreement, dated October 18, 2005, by and among the Company, the Borrowers thereto, the Lenders thereto and LaSalle Bank National Association, (“Credit Agreement”) and the Second Amendment Agreement to the Credit Agreement (“Amended Credit Agreement”) which would likely limit the Company’s ability to repurchase the full 2,000,000 Shares authorized under the repurchase program, the Company is seeking amendments to the Credit Agreement and Amended Credit Agreement in order to eliminate such restrictions. The Credit Agreement and Amended Credit Agreement are incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 21, 2005 and Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 21, 2007.

In determining the size and number of Shares to purchase in the Tender Offer, the Board of Directors considered a range of factors, including recent stock trading ranges and volumes for our Shares, various self tender offers affected by other companies, liquidity opportunities available to our shareholders, and our results of operations, current financial condition and expected future cash needs.

The Board of Directors believes that the modified “Dutch Auction” tender offer represents a liquidity event for those shareholders who would like to exit the stock or realize liquidity for all or a portion of their ownership. The Tender Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with open market sales. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Tender Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

The Tender Offer is a strong signal from out Board of Directors that they are confident in the Company’s ability to execute our strategy to focus exclusively on selling IT solutions.

Our Board of Directors has approved the Tender Offer. However, none of our management, our Board of Directors, the Dealer Manager, Depositary or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which shareholders may choose to tender their Shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal including our reasons for making this Tender Offer.

Certain Effects of the Tender Offer.  Shareholders who do not tender their Shares pursuant to the Tender Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those shareholders will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of Shares. Shareholders may be able to sell non-tendered Shares in the future in open market transactions, or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Shares that we acquire in the Tender Offer will be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Tender Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 11.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any material change in our corporate structure or business;

•	our ceasing to be authorized to be listed on NASDAQ;

•	our Shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term commitment to increasing shareholder value, we have regularly considered alternatives to such commitment, including but not limited to, open market repurchases of our Shares, modifications of our dividend policy, strategic acquisitions, divestitures and business combinations and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

After the Tender Offer is completed, we believe that our expected cash flow from operations and access to capital markets will be adequate for our expected liquidity needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its shareholders. In addition, as a result of the completion of the Tender Offer, earnings per Share (excluding the impact of the transaction expenses) are expected to increase due to the lower number of total Shares outstanding following the Tender Offer.

3.	Procedures for Tendering Shares

Valid Tender.  For a shareholder to make a valid tender of Shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

Participants in The Retirement Plan of Agilysys, Inc. that desire to tender Shares in the Tender Offer must follow the separate instructions in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent to participants in the Plan along with this Offer to Purchase.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Tender Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $16.25 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $16.25 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which Shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.” A tender of Shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” If tendering shareholders wish to indicate a specific price at which their Shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the purchase price eventually determined in the Tender Offer after the Expiration Time.

A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price. In order to withdraw, shareholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

To tender Shares properly, shareholders must check one and only one price box in the appropriate section of each letter of transmittal. If a shareholder checks more than one box, or fails to check any box at all, such shareholder will not have validly tendered his or her Shares.

We urge shareholders who hold Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Shares through the brokers or banks and not directly to the Depositary.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer.  For purposes of the Tender Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

•	the “registered holder(s)” of those Shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 8 to the Letter of Transmittal. If the certificates for

Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 1 and 8 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares in the Tender Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plans; Stock Awards.  Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the Stock Option Plans and tender the Shares received upon such exercise in accordance with the Tender Offer. After a holder of vested options exercises such options and obtains the underlying Shares, such holder must then use a letter of transmittal, book-entry transfer or guaranteed delivery as applicable to properly participate in the Tender Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. Holders of vested and unexercised options should allow themselves ample time to exercise such options if he or she desires to tender the Shares underlying such options because the terms and conditions of the applicable Stock Option Plan may require additional time for such holder to fully exercise such options. An exercise of an option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer. We strongly encourage those holders to discuss the Tender Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender Shares or Shares represented by such interests unless they are fully vested.

The Retirement Plan of Agilysys, Inc.  Participants in The Retirement Plan of Agilysys, Inc. (the “Plan”) who wish to have Investors Bank & Trust Company, the trustee of the Plan, tender eligible Shares attributable to their Plan account must complete, execute and return to Massachusetts Mutual Financial Group (“MassMutual”) the direction form included in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent to each Plan participant. Participants in our Plan may not use the Letter of Transmittal to direct the tender of their Shares held in the Plan, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all shareholders until the Expiration Time, if MassMutual does not receive a participant’s instructions three business days prior to the Expiration Time, the shares attributable to such participant’s account will not be tendered. Participants are urged to read the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” and the separate direction form carefully.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between the Company and the trustee of The Retirement Plan of Agilysys, Inc. prohibit the sale of Shares to the Company for less than “adequate consideration,” which is defined by ERISA for a publicly traded security generally as the price of the security prevailing on a national securities exchange. The trustee will determine “adequate consideration” based on the prevailing market price of the Shares on NASDAQ on the date the Shares are tendered by the trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, the trustee, and subsequently MassMutual, may be unable to follow participant directions to tender Shares to the Company at certain prices within the offered range.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Tender Offer; or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering shareholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4; and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions about the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Tender Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. If we waive any defect or irregularity in any tender with respect to any shareholder, we will also waive such defect or irregularity with respect to all shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating to it have been cured or waived. Neither we nor the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.

Lost Certificates.  If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 15 of the Letter of Transmittal.

United States Federal Income Tax Withholding.  Under U.S. federal income tax law, payments in connection with the Tender Offer may be subject to “backup withholding” at a rate of 28% for U.S. shareholders (as defined in Section 14), unless a shareholder that holds Shares:

•	provides a correct taxpayer identification number (which, for an individual shareholder, is generally the shareholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the shareholder provides the required information to the Internal Revenue Service (the “IRS”). A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Tender Offer, each shareholder should provide the Depositary with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to U.S. federal income tax backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.

Generally, we expect that non-U.S. shareholders will be subject to withholding at a rate of 30% as discussed more fully in Section 14. In addition, to avoid the possible application of backup withholding in certain circumstances, non-U.S. shareholders should complete and sign the appropriate IRS Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary. See the Letter of Transmittal.

For a discussion of material U.S. federal income tax consequences to tendering shareholders, see Section 14.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered in the Tender Offer according to the procedures described below at any time prior to the Expiration Time for all Shares. You may also withdraw your previously tendered Shares at any time after 5:00 p.m., Eastern Time, on September 19, 2007, unless such Shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we will also waive such defect or irregularity with respect to all shareholders. Neither we nor the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in The Retirement Plan of Agilysys, Inc. who wish to have the Investors Bank & Trust Company, the plan trustee, withdraw previously tendered Shares attributable to their Plan account must follow the procedures set forth in the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent separately to each Plan participant.

If we extend the Tender Offer, are delayed in our purchase of Shares, or are unable to purchase Shares in the Tender Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (i) determine a single per Share purchase price that we will pay for the Shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of Shares properly tendered and not properly withdrawn and the prices specified by tendering shareholders, and (ii) accept for payment and pay the purchase price for (and thereby purchase) up to 6,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Tender Offer, Shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for Shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment, less any applicable withholding for taxes, from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Tender Offer until up to seven business days after the Expiration Time. Unless a shareholder specifies otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the purchase price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Tender Offer. See Section 7. In addition, subject to applicable law, we have expressly reserved the right, in our sole discretion, to amend the Tender Offer in any respect, including by decreasing or increasing the consideration offered in the Tender Offer or by decreasing or increasing the number of Shares sought in the Tender Offer. See Section 15.

Except as described in the next sentence, we will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered shareholder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered shareholder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 9 of the Letter of Transmittal.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, Shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Shareholders should consult with their own financial or tax advisors.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Tender Offer expires, if more than 6,000,000 Shares (or such greater number of Shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 6,000,000 (or such greater number of Shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to rules under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or financial condition, results of operations, or prospects or value of our Shares, or otherwise materially financially impair the contemplated future conduct of our business or adversely affect the trading in the Shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement of a war, armed hostilities or other similar national or international calamity, including but not limited to acts of terrorism, directly or indirectly involving the United States on or after August 21, 2007 or any material escalation of any war or armed hostilities which had commenced prior to August 21, 2007;

•	a decrease in excess of 10% in the market price for the Shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the S&P 500 since the close of trading on August 20, 2007; or

•	legislation amending the Code (as defined in Section 14) having been passed by either the U.S. House of Representatives or the Senate or being pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been instituted, threatened, or been pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the Shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares; or

•	seeks to impose limitations on our ability (or the ability of any of our affiliates) to acquire the Shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or the value of the Shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us, our subsidiaries and our affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding Shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed other than transactions approved by our Board of Directors;

•	we learn that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 20, 2007);

•	we learn that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person that has publicly disclosed in a filing with the SEC on or before August 20, 2007 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise;

•	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the Shares;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•	we learn that any entity, “group” or person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors; or

•	we determine that the consummation of the Tender Offer and the purchase of the Shares is reasonably likely to:

•	cause the Shares to be held of record by less than 300 persons; or

•	cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Our right to terminate or amend the Tender Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of the Shares

The Shares are traded on NASDAQ under the symbol “AGYS”. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by NASDAQ based on published financial sources and the dividends paid per Share.

	High	Low	Dividend

Fiscal 2006
First Quarter	$20.06	$13.05	$0.03
Second Quarter	$19.50	$15.49	$0.03
Third Quarter	$19.30	$14.67	$0.03
Fourth Quarter	$21.25	$14.06	$0.03
Fiscal 2007
First Quarter	$18.22	$13.02	$0.03
Second Quarter	$18.10	$11.99	$0.03
Third Quarter	$17.17	$13.65	$0.03
Fourth Quarter	$23.75	$18.03	$0.03
Fiscal 2008
First Quarter	$23.85	$20.60	$0.03
Second Quarter (through August 20, 2007)	$23.86	$13.79	$0.03

On August 20, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the Shares on NASDAQ was $15.63 per Share. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

The Company declared its second quarter dividend in the amount of $0.03 per Share payable to shareholders of record as of October 12, 2007 (“record date”), which is expected to be paid on November 1, 2007. Because the record date for the second quarter dividend is a date after the Expiration Date, you will not receive the second quarter dividend on the Shares purchased by the Company. However, in the event that the Expiration Date is extended beyond the record date for the second quarter dividend, you would receive the second quarter dividend on the Shares purchased by the Company.

9.	Source and Amount of Funds

Assuming that the maximum of 6,000,000 Shares are tendered in the Tender Offer at the maximum purchase price of $18.50 per Share, the aggregate purchase price will be approximately $111 million. We anticipate that we will pay for the Shares tendered in the Tender Offer, as well as paying related fees and expenses, in cash by using a portion of the proceeds from the sale of the KeyLink Systems Business to Arrow Electronics, Inc. and its wholly-owned subsidiaries, Arrow Electronics Canada Ltd. and Support Net, Inc., (together, “Arrow”) pursuant to an Asset Purchase Agreement dated January 2, 2007 by and among Agilysys as the seller and Arrow as the buyer, which closed on April 2, 2007. The sale price of the KeyLink Systems Business was $485 million and resulted in net proceeds to the Company of approximately $350 million after taxes and fees. The Asset Purchase Agreement was filed with the Securities and Exchange Commission on Form 8-K dated January 5, 2007. For more information about the sale of the KeyLink Systems Business, see the following: our Current Reports of Forms 8-K filed on April 2, 2007, March 13, 2007, February 5, 2007, January 16, 2007, January 5, 2007, and January 3, 2007; our Quarterly Report on Form 10-Q filed on February 5, 2007; and our Proxy Statement filed on Form DEFM14A filed on February 5, 2007. Except as otherwise stated in this Offer to Purchase and related exhibits, we do not have any alternative financing arrangements in the event that we do not have enough cash on hand to pay for the Shares, related fees and expenses in connection with the Tender Offer. The funds to be used by us in connection with the Tender Offer were not borrowed funds and we do not expect to borrow funds for the purpose of the Tender Offer.

10.	Information About Agilysys, Inc.

We are a leading provider of innovative IT solutions to corporate and public-sector customers with special expertise in select markets, including retail and hospitality. We provide technology solutions, including hardware, software and services to help customers resolve their most complicated IT needs. Our expertise includes enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; along with software and services designed specifically for the retail and hospitality markets. To assure our solutions make use of the best available, highest quality products and leading-edge technologies, we partner with leading suppliers in the IT industry — including Cisco, EMC, HP, IBM, Oracle, Motorola and Sun Microsystems.

We have customers and experience in many different industries including manufacturing, finance, healthcare, education, government, transportation, telecommunications, retail and hospitality.

We have special expertise in select vertical markets, including retail and hospitality. In the retail industry, we are a leader in designing and implementing hardware, software and service solutions for the grocery, chain drug, hospitality food service and general retail marketplace. In the hospitality industry, we provide proprietary software solutions to automate functions for customers including hotels, casinos, resorts, conference centers, condominiums, golf courses, spas, cruise lines, stadiums and food management services.

We were organized as an Ohio corporation in 1963, are headquartered in Boca Raton, Florida, and operate extensively throughout North America, with additional sales offices in the United Kingdom and China.

Recent Developments.  On April 2, 2007, we completed the sale of the KeyLink Systems Business. See “Source and Amount of Funds” for more information with respect to the sale of the KeyLink Systems Business.

On January 25, 2007, we completed the acquisition of Visual One Systems (“Visual One”), a leading developer and marketer of Microsoft® Windows®-based software with annual sales of approximately $9 million. The acquisition of Visual One strategically provides the Company a complementary product offering and significantly increases the breadth of the Company’s market opportunities in the hospitality industry.

On April 2, 2007, we completed the acquisition of Stack Computer (“Stack”), a technology integrator with a strong focus in EMC-based high availability storage infrastructure solutions with approximately $55 million in revenues. As an EMC Premier Technology Integrator and a Cisco Advanced Technology Partner, Stack strategically provides the Company with product solutions and services offerings that significantly enhance its storage and professional services businesses.

On June 18, 2007, we completed the acquisition of InfoGenesis, Inc. (“InfoGenesis”), pursuant to the Agreement and Plan of Merger between the Company and InfoGenesis dated June 1, 2007. With approximately $42 million in annual revenues, InfoGenesis enhances the Company’s already strong presence in casinos, hotels and resorts, and provides new solutions in cruise lines, stadiums and foodservice. The combined portfolio of products from the Company and InfoGenesis offers hospitality clients worldwide a single source for their operational technology needs. The acquisition price was $90 million and was funded by cash on hand. This brief description of the acquisition is not intended to be complete and is qualified in its entirety by reference to the full text of the InfoGenesis Agreement and Plan of Merger, which was filed with the SEC on Form 8-K on June 22, 2007.

On July 2, 2007, we completed the acquisition of Innovative Systems Design, Inc. (“Innovativ”), pursuant to the Agreement and Plan of Merger between the Company and Innovativ dated May 25, 2007. The acquisition price was $100 million in cash, subject to a working capital adjustment. With approximately $256 million in revenues, Innovativ is the largest U.S. solutions provider of Sun Microsystems servers and storage products. The Sun relationship, combined with Innovativ’s strong financial services and telecommunications industry presence, further diversifies the Company’s supplier mix, establishes new markets and broadens its customer base. This brief description of the Innovativ acquisition is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, which was filed with the Securities and Exchange Commission on Form 8-K on June 1, 2007.

In connection with the transactions described above, we filed with the SEC a Form 8-K regarding the InfoGenesis acquisition on June 22, 2007, and a Form 8-K regarding the Innovativ acquisition on July 6, 2007. We did not include the financial statement and pro forma financial information required by Item 9.01 of Form 8-K in either of the Form 8-K filings, and indicated in each of the filings that the required information would be included in an amendment to each Form 8-K to be filed within the timeframe specified in Item 9.01. We intend to file an amendment to each of these Form 8-Ks containing the required information prior to the expiration of the Tender Offer. If such amendments are filed, we will file amendments to our Issuer Tender Offer Statement on Schedule TO to incorporate such amendments by reference into this Offer to Purchase. Shareholders are encouraged to review the amendments to the Form 8-Ks, together with the other documents and information provided, in considering whether to participate in the tender offer.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended March 31, 2007
Quarterly Report on Form 10-Q	Period ended June 30, 2007
Current Report on Form 8-K	Filed on August 7, 2007
Filed on June 1, 2007
Filed on April 5, 2007
Filed on April 2, 2007

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations Department, 2255 Glades Road, Suite 301E, Boca Raton, Florida 33431, (561) 999-8740. You may also review and/or download free copies of these filings at our website at www.agilysys.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Tender Offer.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of August 15, 2007, there were 31,437,014 of our Shares issued and outstanding. The 6,000,000 Shares we are offering to purchase in the Tender Offer represent approximately 19.1% of the total number of issued and outstanding Shares as of August 15, 2007.

As of August 15, 2007, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of approximately 3,402,772 Shares, representing approximately 10.0% of the total number of outstanding Shares. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Tender Offer. Accordingly, assuming we purchase 6,000,000 Shares in the Tender Offer, the Tender Offer will increase the proportional holdings of our directors and executive officers to approximately 12.2%. However, after the Expiration of the Tender Offer, our directors and executive officers may, in compliance with stock ownership guidelines, our insider-trading policy and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer.

The aggregate number and percentage of our Shares that were beneficially owned by our current directors and executive officers, as of August 15, 2007, were as set forth in the table below. Assuming we purchase an aggregate of 6,000,000 Shares in the Tender Offer, and no director or executive officer tenders any Shares in the Tender Offer, the percentage beneficial ownership of each director and executive officer after the Tender Offer will be approximately as set forth in the table below.

				Percentage
				Owned After
			Percentage	Tender Offer
			Owned as of	(with above
	Shares Owned as of		August 15,	stated
	August 15, 2007(1)		2007	assumptions)

Directors(2)
Charles F. Christ	45,520	(3)	0.1%	0.2%
Thomas A. Commes	80,514	(4)	0.3%	0.3%
Curtis J. Crawford	15,520	(5)	*	0.1%
Howard V. Knicely	40,014	(6)	0.1%	0.2%
Keith M. Kolerus	36,514	(7)	0.1%	0.1%
Robert A. Lauer	50,514	(8)	0.2%	0.2%
Robert G. McCreary, III	52,791	(8)	0.2%	0.2%
Thomas C. Sullivan	66,895	(4)(9)	0.2%	0.3%
Executive Officers(2)
Robert J. Bailey	366,182	(10)	1.2%	1.4%
Peter J. Coleman	434,354	(11)	1.4%	1.7%
Martin F. Ellis	257,282	(12)(13)	0.8%	1.0%
Arthur Rhein	1,526,235	(14)(15)	4.7%	5.7%
Richard A. Sayers, II	430,437	(16)	1.4%	1.7%
All Directors and Executive Officers as a group (13 persons)	3,402,772	(17)	10.0%	12.2%

*	Shares owned are less than one-tenth of one percent.

(1)	Except where otherwise indicated, beneficial ownership of the Shares of the Company held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

(2)	The address of each Director and Executive Officer is 2255 Glades Road, Suite 301E, Boca Raton, Florida 33431.

(3)	Includes 37,500 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(4)	Includes 52,500 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(5)	Includes 7,500 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to the Director under the 2000 Stock Incentive Plan.

(6)	Includes 30,000 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(7)	Includes 22,500 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(8)	Includes 37,500 Shares which the Director has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to Directors under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(9)	Does not include the amounts held by the Director in a stock allotment account under the Deferred Compensation Plan for Directors. As of August 15, 2007, Mr. Sullivan owned the phantom stock equivalent of 26,429 Shares in such account.

(10)	Includes (i) 194,800 Shares which Mr. Bailey has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 60,000 restricted Shares which Mr. Bailey was granted under the 2006 Stock Incentive Plan, as to which Mr. Bailey has sole voting power, but no dispositive power until such Shares have become vested.

(11)	Includes (i) 305,876 Shares which Mr. Coleman has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 60,000 restricted Shares which Mr. Coleman was granted under the 2006 Stock Incentive Plan, as to which Mr. Coleman has sole voting power, but no dispositive power until such Shares have become vested.

(12)	Includes (i) 152,000 Shares which Mr. Ellis has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to him under the 2000 Stock Incentive Plan; and (ii) 72,500 restricted Shares which Mr. Ellis was granted under the 2000 and 2006 Stock Incentive Plans, as to which Mr. Ellis has sole voting power, but no dispositive power until such Shares have become vested.

(13)	Includes 26,375 Shares that Mr. Ellis has pledged as security pursuant to a brokerage margin account.

(14)	Includes 1,264,500 Shares which Mr. Rhein has the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(15)	Includes 97,175 Shares that Mr. Rhein has pledged as security pursuant to a brokerage margin account.

(16)	Includes (i) 317,300 Shares which Mr. Sayers has the right as a result of Mr. Sayer’s eligibility for early retirement to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 48,000 restricted Shares which Mr. Sayers was granted under the 2006 Stock Incentive Plan, as to which Mr. Sayers has sole voting power, but no dispositive power until such Shares have become vested. The Company defines eligibility for early retirement as the attainment of 55 years of age and 7 years of continuous service.

(17)	The number of Shares shown as beneficially owned by the Company’s Directors and Executive Officers as a group includes (i) 2,459,176 Shares which such persons have the right to acquire within 60 days of August 15, 2007 through the exercise of stock options granted to them under the 1991 Stock Option Plan, the 2000 Stock Incentive Plan, the 1999 Stock Option Plan for Outside Directors and the 2000 Stock Option Plan for Outside Directors; and (ii) 240,500 restricted Shares granted under the 2006 Stock Incentive Plan, as to which participants have sole voting power, but no dispositive power until such Shares have become vested.

The Retirement Plan of Agilysys, Inc.  We have a savings plan in the United States that is a defined contribution plan covering all employees of the Company and certain of its subsidiaries (the Company and Plan

Administrator). The Retirement Plan of Agilysys, Inc. (the “Plan”) is subject to the provisions of ERISA. Eligible employees may participate in the Plan after completing sixty days of continuous service.

Generally, we will match 100% of the participants’ contributions on the first 1% of their compensation contributed and 50% of the participants’ contributions on the next 5% of their compensation contributed. Additional profit sharing amounts may be contributed at the discretion of the Company’s senior management. Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company contributions to their accounts is based on years of continuous service. A participant is 100% vested after 2 years of credited service. The Company’s Shares are included as an investment option under the Plan.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to August 20, 2007, except for: (i) customary and ongoing purchases of Shares under The Retirement Plan of Agilysys, Inc.; and (ii) Robert J. Bailey exercised an option to purchase 8,000 Shares on August 13, 2007 and paid the $12.25 per Share exercise price.

Except as otherwise described herein and for (i) outstanding stock options, stock awards or other equity awards granted to our directors, executive officers and other employees pursuant to The Retirement Plan of Agilysys, Inc. and our various equity incentive plans, as further described in Notes 11 and 16 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 or the Company’s latest proxy statement, and (ii) employment, non-competition and change of control agreements with certain of the Company’s executive officers, as further described in the Company’s latest proxy statement, which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

For more information regarding the terms of our equity incentive plans and certain other agreements, we refer you to the entire text of the documents filed as Exhibits (d)(1) through (d)(32) to the Schedule TO filed by the Company on August 21, 2007, as the same may be amended from time to time, which are incorporated herein by reference.

No securities of the Company are pledged or otherwise subject to a contingency, the occurrence of which would give another person the power to direct the voting or disposition of the subject securities.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of Shares in the Tender Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result of the Tender Offer, trading of a relatively smaller number of Shares may have a greater impact on trading prices than would be the case prior to the consummation of the Tender Offer. However, we believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares in the Tender Offer will cause the remaining outstanding Shares to be delisted from NASDAQ. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of Shares will cause the Shares to be delisted from NASDAQ. See Section 7.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares in the Tender Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition. Our obligations under the Tender Offer to accept payment for and pay for Shares is subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences

IRS Circular 230 Notice:  To ensure compliance with Internal Revenue Service Circular 230, shareholders are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Offer to Purchase or any document referred to herein is not intended or written to be used, and cannot be used by shareholders for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code (the “Code”); (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences relating to the Tender Offer to shareholders whose Shares are validly tendered and accepted for payment pursuant to the Tender Offer. This summary does not address the effect of state, local, foreign or other tax laws. Those shareholders that do not participate in the Tender Offer should not incur any U.S. federal income tax liability as a result of the completion of the Tender Offer. This summary is based upon the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, U.S. shareholders, as defined below, whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes or persons that received their Shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. shareholders.” For purposes of this discussion, a “U.S. shareholder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions, or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating or not participating in the Tender Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effect of changes in U.S. federal or other tax laws.

Characterization of the Purchase.  The purchase of Shares by us in the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. shareholder will, depending on the U.S. shareholder’s particular circumstances, be treated either as having sold the U.S. shareholder’s Shares or as having received a distribution in respect of Shares from us. Under Section 302 of the Code, a U.S. shareholder whose Shares are purchased by us in the Tender Offer will be treated as having sold its Shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. shareholder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. shareholder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. shareholder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a U.S. shareholder satisfies any of the Section 302 tests explained below, the U.S. shareholder will be treated as if it sold its Shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Tender Offer and the U.S. shareholder’s adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. shareholder’s holding period for the Shares that were sold exceeds one year as of the date of purchase by us in the Tender Offer. For taxable years beginning before January 1, 2011, long-term capital gain recognized by a non-corporate shareholder generally will be subject to U.S. federal income tax at a maximum rate of 15%. Specified limitations apply to the deductibility of capital losses by U.S. shareholders. Gain or loss must be determined separately for each block of Shares (Shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. shareholder in the Tender Offer. A U.S. shareholder may be able to designate, generally through its broker, which blocks of Shares it wishes to tender in the Tender Offer if less than all of its Shares are tendered in the Tender Offer, and the order in which different blocks will be purchased by us in the event of proration in the Tender Offer. U.S. shareholders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. shareholder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. shareholder’s Shares by us in the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. shareholder. Instead, the amount received by the U.S. shareholder with respect to the purchase of its Shares by us in the Tender Offer will be treated as a dividend to the U.S. shareholder with respect to its Shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Provided certain holding period requirements are satisfied, for taxable years beginning before January 1, 2011, non-corporate shareholders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount deemed distributed exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. shareholder’s adjusted tax basis (but not below zero) in its Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. shareholder’s Shares by us in the Tender Offer is treated as the receipt by the U.S. shareholder of a dividend, the U.S. shareholder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased Shares will be added to any Shares retained by the U.S. shareholder subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. shareholder, as explained below, may be eligible for the dividends-received deduction.

Constructive Ownership of Stock and Other Issues.  In applying each of the Section 302 tests explained below, U.S. shareholders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. shareholder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. shareholders should consult their tax advisors to determine whether their sale of Shares in the Tender Offer qualifies for sale or exchange treatment in their particular circumstances.

If a U.S. shareholder sells Shares to persons other than us at or about the time the shareholder also sells Shares pursuant to the Tender Offer, and the various sales effected by the U.S. shareholder are part of an overall plan to reduce or terminate such shareholder’s proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. shareholder’s exchange of Shares pursuant to the Tender Offer and, if integrated, should be taken into account in determining whether the shareholder satisfies any of the Section 302 tests with respect to Shares sold to us.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders in the Tender Offer will cause us to accept fewer Shares than are tendered. This in turn may affect the U.S. shareholder’s U.S. federal income tax consequences. In particular, this could affect the U.S. shareholder’s ability to satisfy one of the Section 302 tests described below. Accordingly, a tendering U.S. shareholder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. shareholder to tender Shares subject to the condition that a specified minimum number of the U.S. shareholder’s Shares must be purchased by us if any such Shares so tendered are purchased. In any event, no assurance can be given that a U.S. shareholder will be able to determine in advance whether its disposition of Shares pursuant to the Tender Offer will be treated as a sale or exchange or as a dividend distribution in respect of Shares from us.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of Shares by us in the Tender Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. The purchase of a U.S. shareholder’s Shares by us in the Tender Offer will result in a “complete termination” of the U.S. shareholder’s equity interest in us if all of the Shares that are actually owned by the U.S. shareholder are sold in the Tender Offer and all of the Shares that are constructively owned by the U.S. shareholder, if any, are sold in the Tender Offer or, with respect to Shares owned by certain related individuals, the U.S. shareholder effectively waives, in accordance with Section 302(c) of the Code, attribution of ownership of Shares that otherwise would be considered as constructively owned by the U.S. shareholder. U.S. shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•	Substantially Disproportionate Test. The purchase of a U.S. shareholder’s Shares by us in the Tender Offer will result in a “substantially disproportionate” redemption with respect to the U.S. shareholder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. shareholder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. shareholder immediately before the purchase (treating as outstanding all Shares purchased in the Tender Offer) and immediately following the exchange the U.S. shareholder actually and constructively owns less than 50% of our total voting power. Unlike the complete termination test, there is no waiver of constructive ownership under this test.

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. shareholder’s Shares by us in the Tender Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. shareholder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. shareholder’s particular circumstances. Whether the receipt of cash by a shareholder who sells Shares in the Tender Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the shareholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. shareholders should consult their tax advisors as to the application of this test with respect to their particular circumstances.

Corporate Shareholder Dividend Treatment.  If a corporate U.S. shareholder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. shareholder may, to the extent that any amounts received by it in the Tender Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. shareholder pursuant to the Tender Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. shareholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Tender Offer, and to the tax consequences of dividend treatment in their particular circumstances.

Non-U.S. Shareholders.  The following general discussion applies to shareholders that are “non-U.S. shareholders.” A “non-U.S. shareholder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

Withholding on Non-U.S. shareholders.  We expect that a payment made to a non-U.S. shareholder pursuant to the Tender Offer will generally be subject to U.S. federal withholding at a rate of 30%, unless a lower rate or exemption applies under a tax treaty or the non-U.S. shareholder is able to establish to the satisfaction of the withholding agent that withholding is not required because one of the Section 302 tests is met. In order to obtain a reduced rate of withholding or exception under a tax treaty, a non-U.S. shareholder tendering such Shares will be required to deliver to the Depositary a properly completed IRS Form W-8BEN before the payment is made. A non-U.S. shareholder may be eligible to obtain a refund of any withholding if the non-U.S. shareholder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test, but will be required to seek such refund from the IRS.

If the purchase of Shares by us in the Tender Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. shareholder, the shareholder generally should not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of Shares in the Tender Offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. shareholder in the United States, subject to an applicable treaty providing otherwise; or

•	we are or have been a “U.S. real property holding corporation” and certain other requirements are met.

We do not believe that we currently are or have been a “U.S. real property holding corporation.”

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Tender Offer.

United States Federal Income Tax Considerations for Participants in The Retirement Plan of Agilysys, Inc.   Special tax consequences may apply with respect to Shares tendered through The Retirement Plan of Agilysys, Inc. Please refer to the “Letter to Participants in The Retirement Plan of Agilysys, Inc.” sent to Plan participants along with this Offer to Purchase for a discussion of the tax consequences applicable to Shares held pursuant to the Plan.

Backup Withholding.  See Section 3 with respect to the application of U.S. federal income tax backup withholding.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Tender Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we make any change to the price range at which we are offering to purchase Shares in the Tender Offer, (ii) decrease the number of Shares being sought in the Tender Offer, or (iii) increase the number of Shares being sought in the Tender Offer by more than 2% of our outstanding Shares; and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses

We have retained JPMorgan to act as the Dealer Manager in connection with the Tender Offer. In its role as Dealer Manager, JPMorgan may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that they contact or persons that contact them. JPMorgan will receive reasonable and customary amounts of compensation and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel. We will indemnify JPMorgan against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

JPMorgan and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, JPMorgan and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Georgeson Inc. to act as Information Agent and National City Bank to act as Depositary in connection with the Tender Offer. Georgeson Inc. may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the

Tender Offer to beneficial owners. Georgeson Inc. and National City Bank will each receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares in the Tender Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise described in Section 5.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Tender Offer until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the Tender Offer may not be consummated until at least 10 business days after the Expiration Time.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Agilysys, Inc.

August 21, 2007

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

National City Bank

If delivering by mail:	If delivering by facsimile:	If delivering by hand or courier:
National City Bank, Depositary Corporate Actions Processing Center P.O. Box 859208 161 Bay State Drive Braintree, Massachusetts 02185-9208	(781) 380-3388	National City Bank, Depositary Corporate Actions Processing Center 161 Bay State Drive Braintree, Massachusetts 02184

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

17 State Street, 10th Floor
New York, New York 10004

Banks and Brokerage Firms please call: (212) 440-9800

Call Toll-Free: (866) 909-6471

The Dealer Manager for the Tender Offer is:

277 Park Avenue, 9th Floor
New York, New York 10172

Call Collect: (212) 622-2922

Call Toll-Free: (877) 371-5947